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                                                                  EXHIBIT (8)(f)

                                  SERVICE AGREEMENT

              THIS SERVICE AGREEMENT (hereinafter called "Agreement") dated December 1, 1995, by and between AMERICAN ANNUITY GROUP, INC.(hereinafter called "AAG") and ANNUITY INVESTORS LIFE INSURANCE COMPANY (hereinafter called "AILIC").

              WHEREAS, AAG has extensive experience in the administration of annuity business; and

              WHEREAS, AILIC is a subsidiary of AAG, and desires that AAG perform certain administrative, accounting and other services (hereinafter called "Services") for AILIC in its business operations and desires further to make use in its day-to-day operations of certain property, equipment, and facilities (hereinafter called "Facilities") of AAG and its subsidiaries as AILIC may request; and

              WHEREAS, AAG and AILIC contemplate that such an arrangement will achieve certain operating economies and improve Services to the benefit of AAG, AILIC and AILIC's policyholders; and

              WHEREAS, AAG and AILIC wish to assure that all charges for Services and the use of Facilities incurred hereunder are reasonable and in accordance with the requirements of applicable law and regulations and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and

              WHEREAS, AAG and AILIC wish to identify the Services to be rendered to AILIC and AAG and its subsidiaries and the Facilities to be used by AILIC and to provide a method for determining the charges to be made to AILIC.

              NOW, THEREFORE, in consideration of the premises and of the promises set forth herein, and intending to be legally bound hereby, AAG and AILIC agree as follows:

     1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. AAG agrees to the extent requested by AILIC to perform such Services for AILIC as AILIC determines to be reasonably necessary in the conduct of its business and operations.

              AAG agrees to the extent requested by AILIC to make available its personnel and Facilities to AILIC as AILIC may determine to be reasonably necessary in the conduct of its business and operations, including but not limited to the following functions: policy administration; accounting and auditing services; actuarial; marketing; legal; administrative and other regulatory matters; general corporate matters; contract matters; use of data processing and computer equipment; use of business property, whether owned or leased; and use of communications equipment. It is the intent of the parties that AAG will perform all services which AILIC requires in connection with its business of marketing, issuing and servicing fixed and
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     variable annuities and provide all Facilities needed in connection with such business. Notwithstanding the foregoing, this Agreement is not intended to cover investment services or policy distribution which may be the subject of separate agreements.

              AAG agrees at all times to use its best efforts to maintain sufficient personnel and Facilities of the kind necessary to perform the Services sent forth in this Agreement. AAG shall have the right upon thirty (30) days prior written notice to and non-disapproval by the Ohio Department of Insurance to subcontract with those subsidiaries, affiliates or unrelated third parties (hereinafter "Subcontractors") accepted in writing by AILIC to perform any Services and provide any personnel and Facilities which AAG is obligated to provide to AILIC pursuant to this Agreement and in strict accordance with the terms, conditions and limitations contained in this Agreement; provided, however, AAG shall not be relieved of its obligations, or of any liability hereunder to AILIC arising as a result of any failures of SUBCONTRACTORS to perform. Until changed in accordance with the foregoing, Services shall be provided by AAG.

              (a) CAPACITY OF PERSONNEL; STATUS OF FACILITIES, Whenever AAG utilizes its personnel to perform Services for AILIC pursuant to this Agreement, such personnel shall at all times remain employees of AAG subject solely to its direction and control and AAG shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

              No facility of AAG used in performing Services for or subject to use by AILIC shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

              (b) EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any Services hereunder which require the exercise of judgment by AAG, AAG shall perform any such Services in accordance with any standards and guidelines AILIC develops and communicates to AAG. In performing any Services hereunder, AAG shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interests of AILIC. AAG shall have no liability for any action taken or omitted by it in furnishing Services and Facilities under this Agreement, in good faith and without gross negligence or willful misconduct.

              (c) CONTROL. The performance of Services by AAG for AILIC pursuant to this Agreement shall in no way impair the absolute control of the business and operations of AAG or AILIC by their respective Boards of Directors. AAG shall act hereunder so as to assure the separate operating identity of AILIC as required pursuant to the laws of the State of Ohio.

     2. SERVICES. The performance of services by AAG under this Agreement with respect to the business and operations of AILIC shall at all times be subject to the direction and control of the Board of Directors of AILIC.


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              Subject to the foregoing and to the terms and conditions of this
     Agreement, AAG shall provide to AILIC the Services set forth below.

              (a) POLICY ADMINISTRATION. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all services in connection with policy administration and policyholder services including: policy issuance, premium processing, loan processing, surrender and annuity processing and policyholder services.

              (b) ACCOUNTING AND AUDITING. Under the general supervision of the Board of Directors of AILIC, AAG shall provide the following accounting services: preparation and maintenance of the financial statements and reports including annual and quarterly statements on both statutory and GAAP bases and tax returns, and processing of the related financial records and transactions of AILIC. AAG shall also provide such assistance as may be required with respect to tax and auditing services.

              (c) ACTUARIAL. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all actuarial services needed in connection with AILIC's business including policy design and development and reserve valuation.

              (d) MARKETING. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all marketing services needed in connection with AILIC's business including market research, development of marketing materials and campaigns and recruitment of agents.

              (e) LEGAL. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all legal services and compliance services needed in connection with AILIC's business including company licensing, product approval and other regulatory matters.

              (f) ADMINISTRATIVE AND OTHER REGULATORY MATTERS. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all administrative and regulatory services needed in connection with AILIC's business.

              (g) CORPORATE MATTERS. Under the general supervision of the Board of Directors of AILIC, AAG shall provide services with respect to general corporate matters involving AILIC.

              (h) POLICY MATTERS. Under the general supervision of the Board of Directors of AILIC, AAG shall provide all services in connection with the development of policies and products to be marketed by AILIC.

              (i) DATA PROCESSING AND COMPUTER EQUIPMENT. Under the general supervision of the Board of Directors of AILIC, AAG shall provide telecommunications services and electronic data processing services, Facilities and integration, including software programming and documentation and hardware utilization.



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     3.       CHARGES.  AILIC shall not be charged by AAG for the Services and
     Facilities provided by AAG until such time as AILIC becomes an operating entity issuing annuity contracts. All expenses incurred prior to such time in the development of the annuity contracts shall be borne by AAG under the general supervision of the Board of Directors of AILIC.

              After such time, the charge to AILIC for such Services and Facilities shall be at a rate as mutually agreed upon plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time and reported annually.

              The bases for determining such charges for Services and Facilities to AILIC shall be those used by AAG for internal cost distribution including, where appropriate, Activity Based Costing records. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by AAG and/or SUBCONTRACTORS on behalf of AILIC.

     4. PAYMENT. AAG and/or SUBCONTRACTORS shall submit to AILIC within thirty (30) days of the end of each calendar month a written statement of the amount estimated to be owed by AILIC for Services and the use of personnel or Facilities pursuant to this Agreement in that calendar month and AILIC shall pay to the party rendering the statement within thirty
     (30) days following receipt of such written statement the amount set forth in the statement.

              Within thirty (30) days after the end of each calendar quarter, AAG and/or SUBCONTRACTORS will submit to AILIC a detailed written statement of the charges due from AILIC to AAG and/or SUBCONTRACTORS in the preceding calendar quarter, including charges not included in any previous statements, and any balance payable as shown in such statement shall be paid within fifteen (15) days following receipt of such written statement by AILIC.

     5. ACCOUNTING RECORDS AND DOCUMENTS. AAG and/or SUBCONTRACTORS shall be responsible for maintaining full and accurate accounting records of all Services rendered and Facilities used pursuant to this Agreement and such additional information as AILIC may reasonably request for purposes of its internal bookkeeping and accounting operations. The accounting records to be maintained by AAG shall include any records required to be maintained by AILIC under applicable laws. AAG and/or SUBCONTRACTORS shall keep such accounting records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by AILIC or any governmental agency having jurisdiction over AILIC during all reasonable business hours. With respect to accounting and statistical records prepared by AAG by reason of its performance under this Agreement, summaries of such records shall be delivered to AILIC within thirty (30) days from the end of the month to which the records pertain.



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     6.       OTHER RECORDS AND DOCUMENTS.  All books, records, and files established and maintained by AAG and/or SUBCONTRACTORS by reason of its performance under this Agreement which, absent this Agreement, would have been held by AILIC shall be deemed the property of AILIC, and shall be subject to examination by AILIC and persons authorized by it at all times, and shall be delivered to AILIC at least quarterly. With respect to original documents other than those provided for in Section 5 hereof which would otherwise be held by AILIC and which may be obtained by AAG in performing under this Agreement, AAG shall deliver such documents to AILIC within thirty (30) days of their receipt by AAG except where continued custody of such original documents is necessary to perform hereunder

     7. LICENSING. AAG shall be responsible for obtaining any licenses or permits needed to provide the services described herein and shall be responsible for providing personnel who have any required license or permit.

     8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant AAG an exclusive right to provide Services to AILIC, and AILIC retains the right to contract with any third party, affiliated or unaffiliated, for the performance of Services or for the use of Facilities as are available to or have been requested by AILIC pursuant to this Agreement. Similarly, AAG retains the right to contract with any third party, affiliated or unaffiliated, to perform services or to provide facilities, identical or similar to those being performed or provided herein.

     9. TERMINATION AND MODIFICATION. This Agreement shall remain in effect until terminated by either AAG or AILIC upon giving thirty (30) days or more advance written notice, provided that AILIC shall have the right to elect to continue to receive data processing Services and/or to continue to utilize data processing Facilities and related software for up to one year from the date of such notice. Upon termination, AAG shall promptly deliver to AILIC all books and records that are, or are deemed by this Agreement to be, the property of AILIC.

     10. SETTLEMENT ON TERMINATION. No later than ninety (90) days after the effective date of termination of this Agreement, AAG shall deliver to AILIC a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owned hereunder shall be due and payable within thirty(30) days of receipt of such statement.

     11.      EFFECTIVE DATE.   This Agreement shall become effective upon the
     later of (i) the date hereof, or (ii) the receipt of any required approval of the Ohio Department of Insurance or the expiration of any waiting period provided for by the laws or regulations of the State of Ohio.

     12. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is

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     intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

     13. GOVERNING LAW. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Ohio.

     14. ARBITRATION. Any unresolved difference of opinion between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in Cincinnati, Ohio.

     15. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as certified or registered mail, postage prepaid, addressed or to such other person or place as each party may from time to time designate by written notice sent as aforesaid.

              If to AAG:
                                       AMERICAN ANNUITY GROUP, INC.
                                       250 East Fifth Street, 10th Floor
                                       Cincinnati, OH  45202
                                       Attention:  General Counsel
                                       Phone Number (513) 333-5515
                                       Fax Number   (513) 357-3397

              If to AILIC:
                                       ANNUITY INVESTORS LIFE INSURANCE COMPANY
                                       250 East Fifth Street, 10th Floor
                                       Cincinnati, OH  45202
                                       Attention:  General Counsel
                                       Phone Number (513) 333-5515
                                       Fax Number   (513) 357-3397

     16. ENTIRE AGREEMENT. This Agreement, together with such Amendments as may from time to time be executed in writing by the parties, constitutes the entire Agreement between the parties with respect to the subject matter hereof.




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              In witness whereof, the parties hereunto set their hands as of the date first above written.

                                       AMERICAN ANNUITY GROUP, INC.

                                       By: /s/ Mark F. Muething
                                           _____________________________
                                       Its: Senior Vice President


                                       ANNUITY INVESTORS LIFE INSURANCE
                                       COMPANY, INC.

                                       By:  /s/ Mark F. Muething
                                           _____________________________

                                       Its:  Senior Vice President




































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